Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of KaloBios Pharmaceuticals, Inc. for the registration of its common stock, warrants, and/or units and to the incorporation by reference therein of our reports dated March 29, 2013, with respect to the consolidated financial statements of KaloBios Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, CA

September 3, 2013